Exhibit (d)(3)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA SEPARATE PORTFOLIOS TRUST

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	A	I	P	R6	SMA	T	W
Voya Emerging Markets Corporate Debt Fund Initial Term Expires August 1, 2014	N/A	1.10%	0.15%	N/A	N/A	N/A	N/A
Voya Emerging Markets Hard Currency Debt Fund Initial Term Expires August 1, 2014 Initial Term for Class A, Class T and Class W Expires August 1, 2018	1.15%	0.90%	0.15%	N/A	N/A	1.15%	0.90%
Voya Emerging Markets Local Currency Debt Fund Initial Term Expires August 1, 2014	N/A	0.95%	0.15%	N/A	N/A	N/A	N/A
Voya Investment Grade Credit Fund Initial Term Expires August 1, 2008 Initial Term for Class P Expires August 1, 2014 Initial Term for Class A, Class I and Class R6 Expires August 1, 2017 Initial Term for Class T Expires August 1, 2018 Initial Term for Class W Expires August 1, 2018	0.90%	0.65%	0.15%	0.63%	0.00%	0.90%	0.65%

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	A	I	P	R6	SMA	T	W
Voya Securitized Credit Fund Initial Term for Class P Expires August 1, 2016 Initial Term for Class A Expires August 1, 2016 Term for Class I Expires August 1, 2018 Initial Term for Class T Expires August 1, 2018 Initial Term for Class W Expires August 1, 2018	1.00%	0.68%	0.05%	N/A	N/A	1.00%	0.75%

/s/ HE
HE

Effective Date:  June 1, 2018 to remove Voya Target In-Retirement Fund, Voya Target Retirement 2020 Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, and Voya Target Retirement 2060 Fund.

*            This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.